Pilgrim’s Pride Reports EBITDA of $196.5 Million with a Margin of 9.6% for the Fourth
Quarter of 2013, and EBITDA of $800.4 Million with a Margin of 9.5% for the Full Year

GREELEY, Colo., February 20, 2014 – Pilgrim’s Pride Corporation (NASDAQ: PPC) reports fourth quarter 2013 financial results with net sales of $2.05 billion for the thirteen week period, as compared to $2.2 billion for the fourteen week period in 2012. Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) of $196.5 million increased 205% compared to the $64.4 million generated in the prior year. Net income of $143.4 million reflected an improvement of 529% compared to the $22.8 million reported in the same period in 2012, with diluted earnings per share reaching $0.55 compared to $0.09 in the fourth quarter of 2012.

For the full 2013 fiscal year, Pilgrim’s achieved $8.4 billion in net sales and $800.4 million of EBITDA, resulting in an EBITDA margin of 9.5%. Pilgrim’s recognized $549.6 million in net income for the full year with net income of $2.12 per weighted average share, demonstrating consistently solid performance over the entire year.

“Three years ago our company began executing a strategy to create shareholder value and improve capital structure by partnering with key customers, relentless pursuit of operational excellence and growing our value added exports. During this period, we grew our sales by 22% while increasing our profitability, clearly demonstrating that this strategy is working as evidenced by this year’s strong free cash flow generation” stated Bill Lovette, Pilgrim’s Chief Executive Officer.

“Our team fully understands that our company is going through a ‘Revolution of Rising Expectations’ and we continue to drive accountability deeper, setting targets to achieve the highest standards for every aspect of our business. We continually emphasize that being better than average is not good enough as we strive to be the best managed and most respected company in our industry.

Cash flows from operations for our fourth quarter were $281.8 million reaching $878.5 million for the year, adding strength to our balance sheet and providing Pilgrim’s with a competitive start to 2014. Our ending net debt position was $307.1 million, which is 0.4 times our trailing twelve months’ EBITDA of $800.4 million. This robust capital structure will provide us with the financial strength essential to pursuing the next stages of our growth strategy.”

Conference Call Information

A conference call to discuss Pilgrim’s quarterly results will be held tomorrow, February 21, 2014 at 7:00 a.m. Mountain (9 a.m. Eastern). Participants are encouraged to pre-register for the conference call using the link below. Callers who pre-register will be given a unique PIN to gain immediate access to the call and bypass the live operator. Participants may pre-register at any time, including up to and after the call start time.

To pre-register, go to:
http://services.choruscall.com/links/ppc140221.html

The pre-registration link may also be accessed by logging in through the investor section of our website at www.pilgrims.com and clicking on the link under “Upcoming Events.”

For those who would like to join the call but have not pre-registered, access is available by dialing +1 (877) 270-2148 within the US or +1 (412) 902-6510 internationally and requesting the “Pilgrim’s Pride Conference.” Please note that to submit a question to management during the call, you must be logged in via telephone.

Replays of the conference call will be available on Pilgrim’s website approximately two hours after the call concludes and can be accessed through the “Investor” section of www.pilgrims.com. The webcast will be available for replay through May 1, 2014.

About Pilgrim’s Pride

Pilgrim’s Pride Corporation employs approximately 36,700 people and operates chicken processing plants and prepared-foods facilities in 12 states, Puerto Rico and Mexico. The Company’s primary distribution is through retailers and foodservice distributors.

Forward-Looking Statements

Statements contained in this press release that state the intentions, plans, hopes, beliefs, anticipations, expectations or predictions of the future of Pilgrim’s Pride Corporation and its management are considered forward-looking statements. It is important to note that actual results could differ materially from those projected in such forward-looking statements. Factors that could cause actual results to differ materially from those projected in such forward-looking statements include: matters affecting the poultry industry generally; the ability to execute the Company’s business plan to achieve desired cost savings and profitability; future pricing for feed ingredients and the Company’s products; outbreaks of avian influenza or other diseases, either in Pilgrim’s Pride’s flocks or elsewhere, affecting its ability to conduct its operations and/or demand for its poultry products; contamination of Pilgrim’s Pride’s products, which has previously and can in the future lead to product liability claims and product recalls; exposure to risks related to product liability, product recalls, property damage and injuries to persons, for which insurance coverage is expensive, limited and potentially inadequate; management of cash resources; restrictions imposed by, and as a result of, Pilgrim’s Pride’s leverage; changes in laws or regulations affecting Pilgrim’s Pride’s operations or the application thereof; new immigration legislation or increased enforcement efforts in connection with existing immigration legislation that cause the costs of doing business to increase, cause Pilgrim’s Pride to change the way in which it does business, or otherwise disrupt its operations; competitive factors and pricing pressures or the loss of one or more of Pilgrim’s Pride’s largest customers; currency exchange rate fluctuations, trade barriers, exchange controls, expropriation and other risks associated with foreign operations; disruptions in international markets and distribution channel, including anti-dumping proceedings and countervailing duty proceedings; and the impact of uncertainties of litigation as well as other risks described under “Risk Factors” in the Company’s Annual Report on Form 10-K and subsequent filings with the Securities and Exchange Commission. Pilgrim’s Pride Corporation undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:	Rosemary Geelan
Pilgrim’s Pride Corp Investor Relations
Rosemary.geelan@pilgrims.com
(970) 506-8192
www.pilgrims.com

PILGRIM’S PRIDE CORPORATION
Consolidated Balance Sheets

	December 29,	December 30,
	2013	2012
	(In thousands)
Cash and cash equivalents	$508,206	$68,180
Investment in available-for-sale securities	96,902	-
Trade accounts and other receivables, less allowance
for doubtful accounts	376,678	384,930
Account receivable from JBS USA, LLC	2,388	1,514
Inventories	808,832	950,296
Income taxes receivable	64,868	54,719
Current deferred tax assets	2,227	-
Prepaid expenses and other current assets	61,848	56,047
Assets held for sale	7,033	27,042
Total current assets	1,928,982	1,542,728
Investment in available-for-sale securities	-	-
Deferred tax assets	18,921	97,431
Other long-lived assets	40,163	45,523
Identified intangible assets, net	32,525	38,266
Property, plant and equipment, net	1,151,811	1,189,921
Total assets	$3,172,402	$2,913,869
Current maturities of long-term debt	$410,234	$15,886
Accounts payable	370,360	312,365
Account payable to JBS USA, LLC	3,934	13,436
Accrued expenses and other current liabilities	283,355	283,540
Income taxes payable	-	468
Current deferred tax liabilities	15,515	104,482
Total current liabilities	1,083,398	730,177
Long-term debt, less current maturities	501,999	1,148,870
Note payable to JBS USA Holdings, Inc.		-
Deferred tax liabilities	13,944	-
Other long-term liabilities	80,459	125,825
Total liabilities	1,679,800	2,004,872
Common stock	2,590	2,590
Additional paid-in capital	1,653,119	1,642,003
Accumulated deficit	(120,156)	(669,711)
Accumulated other comprehensive loss	(45,735)	(68,511)
Total Pilgrim’s Pride Corporation stockholders’ equity	1,489,818	906,371
Noncontrolling interest	2,784	2,626
Total stockholders’ equity	1,492,602	908,997
Total liabilities and stockholders' equity	$3,172,402	$2,913,869

PILGRIM'S PRIDE CORPORATION
Consolidated Statements of Operations

	Thirteen Weeks	Fourteen	Fifty-Two Weeks	Fifty-Three
	Ended	Weeks Ended	Ended	Weeks Ended
	December 29,	December 30,	December 29,	December 30,
	2013	2012	2013	2012
	(In thousands, except per share data)		(In thousands, except per share data)
	(UNAUDITED)
Net sales	$2,047,285	$2,189,661	$8,411,148	$8,121,381
Cost of sales	1,839,361	2,114,118	7,565,709	7,685,549
Gross profit	207,924	75,543	845,439	435,832
Selling, general and administrative expense	49,027	45,564	180,915	177,041
Administrative restructuring charges, net	1,039	2,528	5,661	8,449
Operating income	157,858	27,451	658,863	250,342
Interest expense, net of capitalized interest	18,807	26,496	87,006	104,926
Interest income	(631)	(511)	(2,125)	(1,397)
Foreign currency transaction losses (gains)	(356)	607	4,415	(4,810)
Miscellaneous, net	(3,643)	(1,167)	(4,373)	(1,439)

Income before income taxes	143,681	2,026	573,940	153,062
Income tax expense (benefit)	11	(20,324)	24,227	(20,980)
Net income	143,670	22,350	549,713	174,042
Less: Net income (loss) attributable to
noncontrolling interests	319	(423)	158	(193)
Net income attributable to
Pilgrim’s Pride Corporation	$143,351	$22,773	$549,555	$174,235
Weighted average shares of common stock
outstanding:
Basic	258,826	258,726	258,826	250,101
Diluted	259,466	258,887	259,241	250,216
Net income per share of common
stock outstanding:
Basic	$0.55	$0.09	$2.12	$0.70
Diluted	$0.55	$0.09	$2.12	$0.70

PILGRIM'S PRIDE CORPORATION
Consolidated Statements of Cash Flows

	Fifty-Two	Fifty-Three
	Weeks Ended	Weeks Ended
	December 29,	December 30,
	2013	2012
	(In thousands)
Cash flows from operating activities:
Net income	$549,713	$174,042
Adjustments to reconcile net income to cash
provided by operating activities:
Depreciation and amortization	150,523	147,414
Asset impairment	4,004	2,770
Foreign currency transaction losses (gains)	3,382	(5,261)
Accretion of bond discount	456	456
Loss (gain) on property disposals	2,395	5,306
Share-based compensation	3,345	684
Deferred income tax benefit	(4,999)	(1,098)
Changes in operating assets and liabilities:
Restricted cash and cash equivalents	-	12,680
Trade accounts and other receivables	7,235	(14,137)
Inventories	142,675	(65,870)
Prepaid expenses and other current assets	(6,070)	(2,600)
Accounts payable and accrued expenses	49,625	(16,520)
Income taxes	(21,546)	(33,714)
Deposits	1,877	1,783
Long-term pension and other postretirement obligations	(6,837)	(2,700)
Other	2,755	(3,611)
Cash provided by operating activities	878,533	199,624
Cash flows from investing activities:
Acquisitions of property, plant and equipment	(116,223)	(90,327)
Purchases of investment securities	(96,902)	(162)
Proceeds from sale or maturity of investment securities	-	688
Proceeds from property disposals	31,337	29,400
Cash used in investing activities	(181,788)	(60,401)
Cash flows from financing activities:
Payments on note payable to JBS USA	-	(50,000)
Proceeds from long-term debt	505,600	851,400
Payments on long-term debt	(758,578)	(1,110,711)
Proceeds from sale of common stock	-	198,282
Tax benefit related to share-based compensation	7,770	-
Payment of capitalized loan costs	(5,006)	-
Cash used in financing activities	(250,214)	(111,029)
Effect of exchange rate changes on cash and cash equivalents	(6,505)	(1,623)
Increase in cash and cash equivalents	440,026	26,571
Cash and cash equivalents, beginning of period	68,180	41,609
Cash and cash equivalents, end of period	508,206	68,180

PILGRIM'S PRIDE CORPORATION
Selected Financial Information
(Unaudited)

“EBITDA” is defined as the sum of net income (loss) plus interest, taxes, depreciation and amortization. “Adjusted EBITDA” is defined as the sum of EBITDA plus restructuring charges, reorganization items and loss on early extinguishment of debt less net income attributable to noncontrolling interests. EBITDA is presented because it is used by management and we believe it is frequently used by securities analysts, investors and other interested parties, in addition to and not in lieu of results prepared in conformity with accounting principles generally accepted in the US (“GAAP”), to compare the performance of companies. We believe investors would be interested in our Adjusted EBITDA because this is how our management analyzes EBITDA. The Company also believes that Adjusted EBITDA, in combination with the Company’s financial results calculated in accordance with GAAP, provides investors with additional perspective regarding the impact of certain significant items on EBITDA and facilitates a more direct comparison of its performance with its competitors. EBITDA and Adjusted EBITDA are not measurements of financial performance under GAAP. They should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net income as indicators of our operating performance or any other measures of performance derived in accordance with GAAP.

	Thirteen Weeks	Fourteen Weeks	Fifty-Two Weeks	Fifty-Three
(UNAUDITED)	Ended	Ended	Ended	Weeks Ended
	December 29,	December 30,	December 29,	December 30,
	2013	2012	2013	2012
	(In thousands)		(In thousands)
Net income from continuing operations	$143,670	$22,350	$549,713	$174,042
Add:
Interest expense, net	18,176	25,985	84,881	103,529
Income tax expense (benefit)	11	(20,325)	24,227	(20,980)
Depreciation and amortization	36,670	39,088	150,523	147,414
Asset impairments	-	-	361	-
Minus:
Amortization of capitalized financing costs	2,069	2,658	9,307	10,063
EBITDA	196,458	64,440	800,398	393,942
Add:
Restructuring charges	1,039	2,528	5,661	8,449
Minus:
Net income (loss) attributable to noncontrolling interest	319	(423)	158	(192)
Adjusted EBITDA	$197,178	$67,391	$805,901	$402,583

Net debt is defined as total long term debt, less current maturities, plus current maturities of long term debt minus cash and cash equivalents and available-for-sale securities. Net debt is presented because it is used by us, and we believe it is frequently used by securities analysts, investors and other parties, in addition to and not in lieu of debt as presented under GAAP, to compare the indebtedness of companies. A reconciliation of net debt is as follows:

PILGRIM'S PRIDE CORPORATION
Reconciliation of Net Debt

	2011	2012	2013
	(in Thousands)
Long term debt, less current maturities	$1,458,001	$1,148,870	$501,999
Add: Current maturities of long term debt	15,611	15,886	410,234
Minus: Cash and cash equivalents	49,289	68,180	508,206
Minus: Available-for-sale Securities	157	-	96,902
Net debt	$1,424,166	$1,096,576	$307,125

PILGRIM'S PRIDE CORPORATION
Supplementary Selected Segment and Geographic Data

	Thirteen	Fourteen Weeks	Fifty-Two	Fifty-Three
	Weeks Ended	Ended	Weeks Ended	Weeks Ended
	December 29,	December 30,	December 29,	December 30,
	2013	2012	2013	2012
	(In thousands)		(In thousands)
	(UNAUDITED)
Sources of net sales by country of origin:
US:	$1,837,221	$1,937,206	$7,500,212	$7,249,485
Mexico:	210,064	252,455	910,936	871,897
Total net sales:	$2,047,285	$2,189,661	$8,411,148	$8,121,382

Sources of cost of sales by country of origin:
US:	$1,642,465	$1,893,169	$6,782,348	$6,916,874
Mexico:	196,016	220,949	782,481	768,676
Elimination:	880	-	880	-
Total cost of sales:	$1,839,361	$2,114,118	$7,565,709	$7,685,550

Sources of gross profit by country of origin:
US:	$194,756	$44,037	$717,864	$332,611
Mexico:	14,048	31,506	128,455	103,221
Elimination:	(880)	-	(880)
Total gross profit:	$207,924	$75,543	$845,439	$435,832